EXHIBIT 99.1

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The unaudited pro forma combined condensed balance sheet as of September 30, 2008 gives effect to the merger as if it had been consummated on September 30, 2008 and includes adjustments that give effect to events that are directly attributable to the transaction and that are factually supportable.  The unaudited pro forma combined condensed statement of income for the year ended September 30, 2008 gives effect to the merger as if it had been consummated on October 1, 2007 and includes adjustments that give effect to events that are directly attributable to the transaction, are expected to have a continuing impact, and that are factually supportable.  The notes to the unaudited pro forma combined condensed financial information describe the pro forma amounts and adjustments presented below.

The pro forma adjustments reflecting the completion of the merger are based upon the purchase method of accounting in accordance with GAAP and upon the assumptions set forth in the notes included in this section.  The unaudited pro forma combined condensed balance sheet has been adjusted to reflect the preliminary allocation of the estimated purchase price to identifiable net assets acquired and of the excess purchase price to goodwill.  The allocation of the purchase price is preliminary and is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation.  In addition, the purchase price itself is estimated and will be adjusted based upon final settlement of Hercules outstanding common stock on the date of closing and final transaction costs.  Accordingly, the final purchase accounting adjustments may be materially different from the estimated pro forma adjustments included in this Form 8-K/A.  Certain fees associated with the merger that were incurred by Hercules, such as fees for legal and financial services and amounts payable in connection with change in control provisions for applicable employees, are not reflected in these unaudited pro forma combined condensed financial statements.  This unaudited pro forma combined condensed financial information should be read in conjunction with the accompanying notes and Ashland’s historical financial statements and those of Hercules incorporated by reference into this Form 8-K/A.

The unaudited pro forma combined condensed financial statements are presented for informational purposes only and do not reflect future events that may occur after the Hercules acquisition, or any operating efficiencies or inefficiencies that may result from the transaction.  Therefore, the unaudited pro forma combined condensed financial information is not necessarily indicative of results that would have been achieved had the businesses been combined during the period presented or the results that Ashland will experience after the merger is consummated.  In addition, the preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions.  These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  These estimates and assumptions are preliminary and have been made solely for purposes of developing this unaudited pro forma combined condensed financial information.  Actual results could differ, perhaps materially, from these estimates and assumptions.

Ashland Inc. and Consolidated Subsidiaries
Unaudited Pro Forma Combined Condensed Balance Sheet
As of September 30, 2008

(In millions)
Assets	Ashland Historical	Hercules Historical*	Pro forma Adjustments		Pro forma
Current assets
Cash and cash equivalents	$886	$117	$2,300	(a)	$482
			(2,096)	(a)
			(510)	(a)
			(5)	(a)
			(14)	(a)
			(20)	(a)
			(135)	(a)
			(41)	(k)
Accounts receivable	1,469	421	-		1,890
Inventories	494	243	59	(b)	796
Deferred income taxes	97	27	(59)	(t)	65
Other current assets	86	40	25	(c)	151
Income taxes receivable	-	25	(25)	(c)	-
	3,032	873	(521)		3,384
Investments and other assets
Auction rate securities	243	-	-		243
Intangibles	109	155	1,979	(e)	2,243
Goodwill	299	532	(1,634)	(r)	1,221
			2,596	(r)
			(572)	(r)
Asbestos insurance receivable (noncurrent portion)	428	4	35	(f)	467
Deferred income taxes	154	360	(514)	(t)	-
Other noncurrent assets	394	110	135	(g)	639
Property, plant and equipment, net	1,112	687	386	(d)	2,185
	$5,771	$2,721	$1,890		$10,382
Liabilities and stockholders' equity
Current liabilities
Current portion of long-term debt	$21	$50	$-		$71
Trade payables	1,209	236	(326)	(c)	1,119
Accrued expenses and other liabilities	-	191	396	(c)	589
			10	(f)
			51	(l)
			(59)	(t)
Income taxes payable	-	20	(20)	(c)	-
Vertac obligations	-	14	(14)	(c)	-
Deferred income taxes	-	8	(8)	(c)	-
Asbestos-related liabilities	-	28	(28)	(c)	-
	1,230	547	2		1,779
Noncurrent liabilities
Long-term debt (less current portion)	45	761	1,790	(g)	2,529
			(67)	(h)
Employee benefit obligations	344	277	40	(i)	661
Asbestos litigation reserve (noncurrent portion)	522	211	95	(f)	828
Other noncurrent liabilities and deferred credits	428	259	15	(j)	661
			(41)	(k)
Deferred income taxes	-	73	680	(l)	239
			(514)	(t)
	1,339	1,581	1,998		4,918
Minority interest	-	21			21
Stockholders' equity
Common stock **	1	83	(83)	(m)	1
Paid-in capital	33	412	(412)	(m)	495
			450	(m)
			11	(m)
			1	(v)
Retained earnings	3,138	1,726	(1,726)	(m)	3,138
Accumulated other comprehensive income	30	(31)	31	(m)	30
Reacquired stock, at cost	-	(1,618)	1,618	(m)	-
	3,202	572	(110)		3,664
	$5,771	$2,721	$1,890		$10,382

*Represents unaudited financial information.

**Ashland par value is $.01 per share with 200 million shares authorized and 63 million issued and outstanding.  Hercules par value is $25/48 with 300 million shares authorized, 160 million shares issued, 47 million treasury shares and 113 million shares outstanding.  On a pro forma basis, par value is $.01 per share with 200 million shares authorized and 74 million issued and outstanding.

Ashland Inc. and Consolidated Subsidiaries
Unaudited Pro Forma Combined Condensed Statement of Income
Year Ended September 30, 2008

(In millions except per share data)
	Ashland Historical	Hercules Historical *	Pro forma Adjustments		Pro forma

Revenues	$8,381	$2,317	$-		$10,698

Costs and expenses
Cost of sales and operating expenses	7,056	1,581	20	(n)	8,664
			7	(c)
Selling, general and administrative expenses	1,166	370	94	(n)	1,726
			6	(n)
			90	(c)
Research and development	-	45	(45)	(c)	-
Intangible asset amortization	-	10	(10)	(c)	-
Other operating expense, net	-	38	(38)	(c)	-
Total costs and expenses	8,222	2,044	124		10,390
Equity and other income	54		4	(c)	58
Operating income (loss)	213	273	(120)		366

Interest income	40	-	-		40
Interest expense	(12)	(70)	(127)	(o)	(251)
			(40)	(u)
			3	(c)
			(5)	(s)
Vertac response costs and litigation charges	-	5	-		5
Other (expense) income, net	20	(22)	(3)	(c)	(5)
Income (loss) from continuing operations before
income taxes and minority interest	261	186	(292)		155
Income tax (expense) benefit	(86)	(51)	105	(p)	(32)
Income from continuing operations before
minority interests	175	135	(187)		123
Minority interests in losses of consolidated subsidiaries
(net of income taxes)	-	1	-		1
Income (loss) from continuing operations	$175	$136	$(187)		$124

Earnings from continuing operations per share
Basic	$2.78	$1.22		(w)	$1.69
Diluted	$2.76	$1.21		(w)	$1.67

Weighted average shares
Weighted average basic shares	63	112	(101)	(q)	74
Effect of dilutive options	1	-	-		1
Weighted average diluted shares	64	112	(101)		75

_________________
*	Hercules fiscal year ends on December 31. As such, the information disclosed herein for the twelve months ended September 30, 2008 is unaudited.

 Note 1: Basis of Pro Forma Presentation

The accompanying unaudited pro forma combined condensed balance sheet combines Ashland’s consolidated balance sheet as of September 30, 2008 with the consolidated balance sheet of Hercules as of September 30, 2008.  The unaudited pro forma combined condensed statement of income for the year ended September 30, 2008 combines the twelve months ended September 30, 2008 for Ashland’s business with the twelve months ended September 30, 2008 for Hercules.

(a)      The estimated purchase price of Hercules consists of the following items (in millions):

Purchase Price Table		Note Reference
Total stock consideration	$450	(1)
Cash consideration for stock	2,096	(2)
Cash consideration for Restricted Stock Units (“RSUs”)	5	(3)
Estimated transaction costs	20	(4)
Options Cash-out option	14	(5)
Estimated fair value of Hercules stock options converted into stock options for Ashland Shares	11	(6)
Total estimated purchase price	$2,596
_________________

(1)
The stock portion of the merger consideration is based on 0.0930 of a share of Ashland common stock for each share of Hercules common stock.  In preparing the unaudited pro forma combined condensed financial information, a price of $42.93 per Ashland common share was assumed, referred to as the “Assumed Closing Price,” which represents the average closing price per share of Ashland common stock on the NYSE on the announcement date and for the two days immediately prior to and immediately subsequent to the announcement date of the proposed acquisition.

(2)	The cash portion ($18.60) of the merger consideration paid per estimated outstanding share of Hercules common stock. Hercules outstanding common shares were estimated to be 112,705,501.

(3)
The cash payment for RSUs is calculated by multiplying the number of shares of Hercules common stock underlying the RSUs by the cash-out amount, which is the sum of $18.60 and the product of 0.0930 and the average closing price of Ashland common stock on the NYSE for the 10 trading days preceding the completion of the merger (which Ashland refers to as the “Ashland Closing Price”).  Hercules RSUs were estimated to be 237,701.

(4)	Ashland’s estimated costs for various legal and financial services, as well as debt retirement premiums directly associated with the transaction.

(5)
The cash payment for certain stock options is equal to the product of the number of Hercules shares subject to the option and the amount by which the exercise price of the Hercules option is exceeded by the sum of $18.60 and the amount calculated by multiplying 0.0930 by the Ashland Closing Price.

(6)
In accordance with SFAS No. 123(R), the fair value of Hercules stock options that will be converted into options to purchase shares of Ashland common stock (which Ashland refers to as the “converted stock options”) will be recognized as a component of the purchase price, based on the fair value of the options, as described below.

The unaudited pro forma combined condensed financial statements assume that approximately one million of Hercules’ stock options will be converted into options to purchase shares of Ashland common stock based on the option exchange ratio set forth in the merger agreement.  This assumption represents the maximum amount of options available for conversion under the merger agreement.  The number of options assumed to be converted reflects the total number of options outstanding less the number of options to be exchanged for cash based on committed amounts per contractual arrangements with certain executives of Hercules.

The additional purchase price of $11 million was calculated using the Black-Scholes option pricing model, which considered the Assumed Closing Price of Ashland common shares of $42.93 per share and the following weighted average assumptions:
Black-Scholes Table

Expected option life (in years)	1.3
Volatility	26.0%
Risk-free rate	0.7%
Dividend yield	1.2%

The expected life of the options was determined by taking into account the contractual life of the options (of which a significant amount were less than one year), the accelerated vesting of all Hercules options at the date of the acquisition, and estimated attrition of the option holders.  The volatility, dividend yield, and risk-free interest rate assumptions used were derived using the most recent information and were impacted by the short-term expected option life.

Ashland believes the fair value of the converted stock options approximates the fair value of the Hercules stock options.  Accordingly, the fair value of the converted stock options was recognized as a component of the purchase price and no additional amounts have been reflected as compensation expense.  Ashland recalculated the fair values of the Hercules options and the converted stock options as of the merger consummation date, in accordance with SFAS No. 123(R), to determine the fair value amounts.

(b)      Assuming an acquisition date of September 30, 2008, the purchase price of Hercules will be allocated to the following assets and liabilities (in millions):

Purchase Price Allocation Table
Total estimated purchase price	$2,596
Net book value of Hercules assets and liabilities acquired	572
Less: goodwill acquired	(532)
Net tangible book value of Hercules assets and liabilities acquired	40
Excess of purchase price over net tangible book value of assets acquired	$2,556
Allocation of purchase price to:
Inventories	(59)
Property, plant and equipment	(386)
Deferred tax liability, net	747
Finite-lived intangible assets	(1,405)
Indefinite-lived intangible assets	(574)
Asbestos insurance receivable	(35)
Pension and other post-retirement obligations	40
Environmental and asbestos liabilities	120
Reversal of Hercules deferred tax liability relating to goodwill	(16)
Debt	(67)
Warrants	1
Total purchase price allocation	$(1,634)
Total goodwill allocation	922
Less: Hercules goodwill recorded at September 30, 2008	(532)
Net pro forma adjustment to goodwill	$390

For the purpose of preparing the unaudited pro forma combined condensed financial information, the total estimated purchase price is allocated to Hercules’ net tangible and intangible assets acquired and liabilities assumed as of September 30, 2008.  Final allocation of the purchase price will be based on the actual values of assets acquired and liabilities assumed following the completion of the merger.  Accordingly, the value of these assets and liabilities included in the table above is estimated, and is subject to change pending additional information that may become known to Ashland.  An allocation of an increased portion of the purchase price to inventory, property, plant and equipment, other noncurrent assets or to identifiable intangible assets will reduce the amount of the purchase price allocated to goodwill in the unaudited combined condensed financial information, and may result in increased depreciation and/or amortization expense.

The acquired finite-lived intangible assets are being amortized over the estimated useful life in proportion to the economic benefits consumed, which for purposes of this presentation is approximated by using the straight-line method.

Note 2: Pro Forma Adjustments

(a)      The adjustment to the cash balances reflects the following:

•
the issuance of $2,300 million in additional debt which will be used to partially fund (a) the cash portion of the purchase price, (b) an estimate of Ashland’s direct transaction costs associated with the Hercules acquisition, and (c) the repayment of $510 million of Hercules debt;

•	the payment of $2,096 million in cash ($18.60 per outstanding share of Hercules common stock);

•
the payment of $5 million in cash ($20.55 per outstanding restricted stock unit of Hercules), which equals the cash-out amount, which is the sum of $18.60 and the amount calculated by multiplying the product of 0.0930 (stock portion of the merger consideration) by the average closing price of Ashland common stock on the NYSE for the 10 trading days preceding the completion of the merger of $20.92 (the assumed closing price of Ashland’s common stock underlying such restricted stock units) multiplied by 237,701 shares of Hercules common stock underlying such restricted stock units;

•
the cash payment of $14 million in exchange for certain stock options held by Hercules’ executive officers calculated as the product of the number of Hercules shares subject to the option and the amount by which the exercise price of the Hercules option is exceeded by the sum of $18.60 and the amount calculated by multiplying 0.0930 by the Ashland Closing Price, as follows:

Stock options exchanged	2,208,677
Cash Consideration for Hercules stock	$20.55
Total	$45,388,312
Less: Weighted-average exercise price of exchanged stock options	(31,002,484)
Total cash consideration	$14,385,828

•	the payment of $20 million of estimated transaction costs and $135 million of debt issuance costs.

(b)      Reflects adjustment to record Hercules’ finished goods and work-in-process inventory at its estimated selling price, less the sum of costs of disposal and a reasonable profit allowance for Ashland’s selling effort (plus costs to complete for work-in-process inventory).  Raw material inventory has been valued at current replacement cost, which approximated Hercules’ carrying value.  As Ashland sells the acquired inventory, the cost of sales will reflect the increased valuation of Hercules’ inventory, which will temporarily reduce Ashland’s gross margins until such inventory is sold.  The assumed value of Hercules’ inventory may change as Ashland determines the final valuation upon completion of the merger.

(c)      Reflects reclassification adjustments to Ashland’s historical consolidated financial statements and those of Hercules to conform to the financial statement classification and presentation that will be used by Ashland to prepare Ashland’s consolidated financial statements subsequent to the merger.  Upon completion of the merger, further reclassification adjustments may be necessary.

(d)      Reflects an adjustment to record Hercules’ property, plant and equipment to be used at current replacement cost for similar capacity; property, plant and equipment to be sold is valued at fair value less cost to sell (resulting in a combined increase to property, plant and equipment of $386 million).  Ashland’s adjustment to property, plant and equipment equals 20% of Hercules’ historical gross book value.  This percentage was derived based on adjustments recorded in recent acquisitions of other companies with assets similar to the assets of Hercules.  Based on the nature of the business, the maturity of the assets in use, and the consideration of replacement cost of the assets in use, Ashland used the historical gross book value rather than the net book value in the calculation of the fair value adjustment to property, plant and equipment.  Ashland believes that the use of the historical gross book value as a basis for its purchase price adjustment is more reflective of the values that will be recorded when the third-party valuations are performed at a future date.  Ashland’s assumptions as to the value of Hercules’ property, plant and equipment may change as Ashland determines the final valuation upon completion of the merger.

(e)      For the purpose of preparing the unaudited pro forma combined condensed financial information, the total estimated purchase price is allocated to Hercules’ net tangible and intangible assets acquired and liabilities assumed based on their estimated values as of September 30, 2008.  A preliminary net estimate of $1,405 million has been allocated to finite-lived intangible assets acquired, primarily consisting of customer relationships, developed technology, and product trade names.  Amortization related to the value of finite-lived intangible assets, taken over an assumed average life of 15 years for customer relationships, a range of 10 to 15 years for developed technology, and 25 years for product trade names, are reflected as pro forma adjustments to the unaudited pro forma combined condensed statements of income.

Ashland has allocated approximately $574 million to trade names, primarily related to the Hercules and Aqualon brands.  Ashland’s preliminary analysis took many factors into consideration, including the current market leadership position of the brands, as well as their recognition worldwide in the industry, in coming to the determination that Ashland will preliminarily account for the assets as indefinite lived intangible assets.  Therefore, in accordance with Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, these trade names will not be amortized, but instead will be tested for impairment at least annually (more frequently if certain indicators are present).

The determination of the estimated intangible asset values was based upon various accounting studies, historical acquisition experience, economic factors, and estimated future cash flows of the combined company.  In addition, Ashland reviewed certain technological trends and also considered the relative stability of the current Hercules customer base.

(f)      Asbestos:

•	Asbestos Liability:

This adjustment of $10 million in current liabilities and $95 million in noncurrent liabilities relates to the projected defense costs associated with the recorded indemnity portion of Hercules’ current estimate of its asbestos obligation.  Ashland’s accounting policy is to estimate and record a liability for these projected defense obligations while Hercules has historically recorded obligations related only to indemnity costs.  In order to establish an estimated liability for these projected defense cost obligations, Ashland relied upon Hercules’ most recent historical publicly available data relating to the ratio of defense and indemnity costs for expenditures since January 1, 2006.  In addition, Ashland utilized several internal models that Ashland currently employs in estimating it’s own defense costs associated with asbestos claims.  These models factored in various assumptions related to the specific historical claims activity in deriving a final estimated liability for these obligations.  In accordance with applicable accounting standards, the estimated liability was not discounted since the subsequent timing of payments for these projected defense obligations could not be reasonably assessed.  This is a preliminary estimate and may change as third-party appraisers and experts are engaged, after the completion of the merger, to assist in valuing this liability.

•	Asbestos Receivable:

This adjustment of $35 million relates to the estimated insurance proceeds that will be reimbursable to Hercules from projected asbestos obligation payments.  These receivables represent probable recoveries under contractual insurance coverage agreements currently in place.  Upon recording the increased liability associated with the inclusion of defense costs in the asbestos obligation, the total projected payments will exceed the amount needed to access certain insurance coverage, causing a certain amount of future projected payments to become reimbursable to Hercules.  As a result, Ashland assessed the total asbestos liability that will be subjected to reimbursement and internally estimated the expected proceeds that will be reimbursable due to these projected future asbestos payments.  The preliminary valuation of this receivable was determined through a review of the publicly available data with respect to the confidential Future Coverage Agreement described in the Hercules Annual Report on Form 10-K for the year ended December 31, 2006 and the Hercules Annual Report on Form 10-K for the year ended December 31, 2007.  Ashland used this information to develop and refine specific assumptions for estimating this receivable, and where applicable and sufficient data was available, conformed various assumptions to the current model utilized for calculation of its own insurance receivable related to asbestos claims.  Any change in these or other future model assumptions could lead to a significant adjustment to the estimated receivable.  In accordance with applicable accounting standards, the estimated receivable was not discounted since the subsequent timing of payments for these projected proceeds could not be reasonably assessed (as the proceeds are dependent upon the timing of asbestos indemnity and defense payments).  Ashland’s estimated receivable for insurance proceeds related to asbestos claims may change as it performs a more comprehensive review of the contractual insurance agreements (including periods of coverage and contractual interpretations), estimated reimbursement amounts, collectibility, historical facts and trends within Hercules’ specific claims upon completion of the merger.

(g)      The adjustment consists of the following components:

Ashland borrowings related to the merger (in millions):
Ashland Term A facility	$400
Ashland Term B facility	850
Ashland senior bridge facility	750
Ashland revolver	100
Ashland accounts receivable facility	200
2,300

Hercules repayment (in millions):
Hercules Team B loan	(258)
Hercules senior subordinated notes	(250)
Hercules convertible subordinated debentures	(2)
(510)
Net adjustment to debt	$1,790

The above table assumes that certain Hercules instruments will be settled upon the closing of the merger based on the current interest rate environment and other financing considerations.  Ashland expects to pay approximately $135 million in fees to borrow the $2,300 million.  Accordingly, such fees are presented in Other Noncurrent Assets as deferred debt issuance costs in the unaudited pro forma combined condensed balance sheet.  Deferred debt issuance costs will be amortized over the life of the related debt instrument, which ranges from one to six years.  The amortization of debt issuance costs is reflected as a pro forma adjustment to the unaudited pro forma combined condensed statement of income.  See note 2(u) for additional information.

(h)      Reflects adjustment of $67 million in noncurrent liabilities to record, at estimated fair value, the obligations under the assumed debt related to Hercules’ international term loans, Hercules’ 6.6% note and Hercules’ 6.5% junior subordinated deferrable interest debentures, respectively.  The fair value of the debt is based on quoted market prices for debt obligations with comparable terms.

(i)      Adjustment to remeasure at September 30, 2008 Hercules’ pension and other post-retirement projected benefit obligations and fair value of pension plan assets.  The estimated projected benefit obligation, as well as the fair value of associated plan assets, will change as Ashland performs the final valuation of these liabilities following the completion of the merger.

(j)      Adjustment relates to the following: (a) different remediation approaches identified during Ashland’s due diligence process for certain of Hercules’ locations requiring environmental remediation efforts and (b) the difference in the applied discount rates between Hercules and Ashland on the discounted portion of Hercules environmental remediation reserves.

Ashland performed a review of each of Hercules’ locations requiring environmental remediation efforts and subjected these locations to its environmental assessment process.  In Ashland’s consideration of the various remediation alternatives that may be deployed to effectively remediate these locations, Ashland determined that certain of the Hercules environmental locations would be remediated in a manner demonstrably different than the current approach employed by Hercules.  The differences in remediation approach varied from site to site, but generally consisted of either the performance of additional site investigation work to identify potential contamination, or the performance of remediation activities beyond the scope of that which is currently being planned or performed by Hercules.  Based on these different remediation alternatives, an additional obligation of approximately $10 million was recorded.

The assumptions used by Ashland in various cost estimation and remediation approaches are subject to a great degree of variability.  Accordingly, any change in relevant assumptions can potentially cause a significant adjustment to the estimated liability.  Ashland’s estimated fair value determination for environmental remediation reserves for these locations may change as Ashland performs a more detailed review of the facts and circumstances related to the Hercules locations requiring environmental remediation efforts.  Due to the nature of the new remediation methods for these locations, the estimated liability resulting from the difference in remediation methods was not discounted as the cash flows and related timing of payments for these projected environmental costs could not be reasonably estimated.

For the remaining portion of the Hercules locations requiring environmental remediation efforts, Ashland determined that environmental remediation activities would continue in a manner consistent with Hercules’ current practices.  Due to the nature of the remediation practices related to these environmental sites, Ashland determined that the cash flows and timing of payments associated with the remediation of these sites could be reasonably estimated.  As a result, Ashland recorded the liability associated with these sites at fair value using discount rates applicable to Ashland.  As Hercules had also discounted these liabilities, the change in the discount rate assumption resulted in an additional $5 million increase to the liability.

(k)      Reflects the payment to terminate Hercules’ cross currency interest rate swaps under contractual change in control provisions included in the agreements governing these swaps.  These change in control provisions require settlement of these instruments upon a qualifying merger.  For purposes of this pro forma disclosure, it is assumed that these swaps will be settled in cash in conjunction with the change of control provisions contained in the existing contractual agreements.

(l)      Represents the estimated deferred income tax liability resulting from the purchase price allocation adjustments made to the acquired assets and liabilities of Hercules, excluding goodwill.  Also includes the elimination of the deferred income tax liability associated with goodwill previously recorded by Hercules.  The estimated income tax rates are based on the applicable enacted statutory tax rates as of the assumed acquisition date and appropriately reflect certain basis differences between Ashland and Hercules that will not result in taxable or deductible amounts in future years when the related financial reporting asset or liability will be recovered or settled.  Deferred taxes are recognized for the temporary differences between assigned values in the purchase price allocation and the carryover tax basis of assets acquired and liabilities assumed, using an estimated income tax rate of approximately 31%. The following details the calculation used to arrive at the total pro forma adjustment:

(Dollars in millions)	Pro Forma Adjustment	Estimated Tax Rate	Current Deferred Tax	Noncurrent Deferred Tax	Total Deferred Tax
Property, plant and equipment	386	31%	(8)	(112)	(120)
Inventory	59	31%	(19)	—	(19)
Finite lived intangible asset	1,405	31%	(27)	(418)	(445)
Indefinite lived intangible asset	574	31%	—	(182)	(182)
Asbestos insurance receivable	35	31%	—	(11)	(11)
Debt	67	31%	—	(21)	(21)
Pension and other post retirement obligation	(40)	31%	—	13	13
Environmental and asbestos liability	(120)	31%	3	35	38
Subtotal deferred tax liability	2,366		(51)	(696)	(747)
Reversal of Hercules deferred tax liability related to goodwill	—		—	16	16
Total deferred tax liability	2,366		(51)	(680)	(731)

(m)           Reflects the estimated stock consideration of $450 million and the estimated fair value of converted stock options of $11 million, less the elimination of Hercules’ shareholders’ equity of $572 million.  For purposes of valuing the stock consideration, Ashland common shares are valued at $42.93 per share, which is the average of the closing trading prices on the announcement date and for the two days immediately prior to and immediately subsequent to the announcement date of the proposed acquisition.  For further information on this share price calculation, see Note 1(a)(1).

(n)      Represents the estimate of the increase in depreciation and amortization expense associated with the adjustment to Hercules’ property, plant and equipment and the allocation of purchase price to certain intangible assets such as product trade names, developed technology and customer relationships.  The allocation of depreciation and amortization between cost of goods sold and selling, general and administrative expenses is based on historical patterns incurred by Hercules.

The increase in depreciation expense is based on the adjustment made to Hercules’ property, plant and equipment balance as previously mentioned in Note 2(d).  The depreciation expense adjustment of $26 million for the year ended September 30, 2008 was computed by taking the property, plant and equipment adjustment of $386 million and depreciating these assets over a 15-year period, which is the estimated weighted average useful life of the property.  The total depreciation expense was allocated 76% to cost of goods sold and 24% to selling, general and administrative expense captions in the unaudited pro forma combined condensed statements of income based on historical Hercules financial information.

The increase in amortization expense is based on a preliminary allocation of purchase price to certain finite-lived intangible assets acquired and is recorded in selling, general and administrative expenses, which is consistent with Ashland’s historical caption presentation of this expense.  For purposes of the amortization adjustment, Ashland considered the useful lives of the developed technology, product trade names and customer relationships to be 10 to 15 years, 25 years and 15 years, respectively.  The determination of the useful lives is based upon various accounting studies, historical acquisition experience, economic factors, and future cash flows of the combined company.  In addition, Ashland reviewed certain technological trends and also considered the relative stability in the current Hercules customer base.  The following details the finite-lived intangible amortization adjustment for the year ended September 30, 2008:

Intangible asset type (in millions)	Value	Life (years)	Annual Amortization
Customer Relationships – PTV	$252	15	$17
Customer Relationships – Aqualon	634	15	42
Developed Technology – PTV	80	15	6
Developed Technology – Aqualon	203	10	20
Product Trade Names – PTV	84	25	3
Product Trade names – Aqualon	152	25	6
Total	$1,405		$94

(o)      This adjustment reflects the incremental interest expense effect of the debt associated with the unaudited pro forma combined condensed balance sheet, calculated as follows (in millions):

	Estimated Interest Rate at September 30, 2008	Estimated Principal at September 30, 2008	Interest Cost for the Year Ended September 30, 2008
Ashland Term A
>>Term A Loan	6.75%	400	27
>>Term A Revolver	6.75%	100	7
Ashland Term B
>>Term B Loan	7.25%	850	62
Ashland Senior Bridge Loan	9.00%	750	68
Ashland Securitization	3.88%	200	8
Total Debt Issued		2,300	172
Hercules Term B loan	5.20%	(258)	(14)*
Hercules senior notes	6.75%	(250)	(18)
Hercules convertible debentures	8.00%	(2)	—
Interest rate swaps and other		—	(13)
Total Debt Extinguished		(510)	(45)
Total Pro Forma Adjustment		1,790	127
Hercules junior debentures	6.50%	(282) ^	(19)
Hercules note	6.60%	(16)	(1)*
>>Hercules foreign loans	6.96%	(69)	(5)*
Total Debt Assumed		(367)	(25)
Total Hercules Debt #		(877)	(70)

*      Amounts reflect principal and interest rate fluctuations experienced during the applicable periods.
^      Recorded book value at September 30, 2008 was $216 million.
>>
The effect of a 0.125% increase in variable interest rates at the estimated principal amounts would be $2 million in additional annual interest expense.  The indexed rate used for each instrument is LIBOR, which was assumed to be 3.25%, plus the applicable interest rate margin.

#	These amounts reflect Hercules' total debt extinguished, plus Hercules total debt assumed.

(p)      For purposes of these unaudited pro forma combined condensed financial statements, an estimated income tax rate of approximately 36% has been used for the year ended September 30, 2008.  The estimated income tax rates are based on the applicable enacted statutory tax rates for the period referenced above and appropriately reflect certain basis differences between Ashland and Hercules that will not result in taxable or deductible amounts in future years when the related financial reporting asset or liability will be recovered or settled.  These rates are estimates and do not take into account future income tax strategies that may be applied to the consolidated entity.

(q)      The preliminary adjustments to historical weighted average basic and diluted shares for the pro forma periods presented are as follows (in millions):

Pro Forma Adjustment to Share Calculation	Year Ended September 30, 2008
Basic Shares: Elimination of Hercules shares	(112)
Issuance of Ashland shares	11
(101)
Diluted Shares: Elimination of Hercules shares	(112)
Issuance of Ashland shares	11
Effect of diluted options	-
(101)

(r)      Represents the net adjustment to goodwill resulting from the proposed acquisition.  For further detailed information on the related calculation associated with each component, see the purchase price table in Note 1(a) and the allocation of the purchase price in Note 1(b).

(s)      Adjustment relates to the accretion resulting from the fair value adjustment of the assumed Hercules debt as well as the discount rate applied to certain of Hercules’ assumed environmental remediation reserves that are planned to be remediated in a manner consistent with Hercules’ current policies and procedures.  The discount for environmental remediation reserves is being accreted over the estimated weighted average remediation period of 10 years, while the assumed Hercules debt is being accreted over an estimated weighted average period of 20 years.

(t)      Adjustment represents a reclassification to appropriately record the net consolidated deferred tax position for presentation purposes within the unaudited pro forma combined condensed balance sheet.  Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes, permits current and noncurrent deferred tax assets and liabilities to be offset and presented as a single amount if they relate to a particular tax-paying component of a company within a particular tax jurisdiction.  Ashland has historically treated current and noncurrent deferred tax assets and liabilities in the same manner.

(u)      Adjustment relates to the amortization of debt issuance costs incurred in connection with Ashland’s $2,300 million in additional borrowings as discussed in Note 2(g).  Debt issuance costs are amortized over the life of the related debt instrument under the interest method.

(v)      Reflects adjustment to record the fair value of the Hercules outstanding warrants (exercisable through 2029).  Upon completion of the merger, the warrants will be converted into the right to receive, upon exercise, the merger consideration consisting of Ashland common stock and cash, in accordance with the terms of the Warrant Agreement.  Ashland utilized a Black-Scholes option pricing model to determine the fair value of the warrants, computed using the following assumptions:  expected option life 21 years, volatility 28.0%, risk-free interest rate of 4.79% and dividend yield of 1.67%.  The volatility assumption was calculated by utilizing an unbiased standard deviation of Ashland’s common stock closing price for the past 21 years.  The risk-free interest rate assumption was based on the U.S. Treasury rates.  The dividend yield reflects the assumption that the current dividend payout will continue with no anticipated increases or decreases.

(w)           The following is the computation of basic and diluted earnings per share (EPS) from continuing operations on a pro forma basis.

(Dollars in millions except per share data)	Twelve months ended September 30, 2008
Numerator
Pro forma basic and diluted EPS – Income from continuing operations	$124
Denominator
Pro forma basic EPS – Weighted average common shares outstanding	73.5
Common shares issuable upon exercise of stock options and stock appreciation rights	0.9
Pro forma diluted EPS – Adjusted weighted average shares and assumed conversions	74.4
Pro forma EPS from continuing operations
Basic	$1.69
Diluted	$1.67

Diluted earnings per share for the year ended September 30, 2008 excludes the effect of certain securities as their impact would have been anti-dilutive.  These potential dilutive securities consisted of 0.9 million stock options, 2.0 million stock appreciation rights and 0.3 million warrants for the year ended September 30, 2008.